SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ____________________


                                 SCHEDULE TO/A

           Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                    of the Securities Exchange Act of 1934
          __________________________________________________________
                                Amendment No. 2


                         Gabelli Asset Management Inc.
          __________________________________________________________
                      (Name of Subject Company (Issuer))

                    Gabelli Asset Management Inc. (Issuer)
          __________________________________________________________
                 (Name of Filing Person (Identifying Status as
                       Offeror, Issuer or Other Person))

                Class A Common Stock, Par Value $.001 Per Share
          __________________________________________________________
                        (Title of Class of Securities)

                                   36239Y102
          __________________________________________________________
                     (CUSIP Number of Class of Securities)

                             James E. McKee, Esq.
                 Vice-President, General Counsel and Secretary
                         Gabelli Asset Management Inc.
                   One Corporate Center, Rye, New York 10580
                           Telephone: (914) 921-5294
      ___________________________________________________________________
           (Name, Address and Telephone Number of Person Authorized
      to Receive Notices and Communications on Behalf of Filing Persons)

                                With a Copy to:
                              Richard Prins, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square, New York, New York 10036
                           Telephone: (212) 735-3000

                           CALCULATION OF FILING FEE
-------------------------------------------------------------------------------
   TRANSACTION VALUATION*                             AMOUNT OF FILING FEE
-------------------------------------------------------------------------------
         $25,400,000                                        $2,055**
-------------------------------------------------------------------------------
____________________
* Calculated solely for the purpose of determining the amount of the filing fee, based upon the purchase of 800,000 shares of Class A common stock, par value $.001 per share, at the maximum tender offer price of $31.75 per share.
**   Previously paid.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



     Amount Previously Paid:______________   Filing Party:____________________

     Form or Registration No.:____________   Date Filed:______________________



     [ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     [ ] third-party tender offer subject to Rule 14d-1.
     |X| issuer tender offer subject to Rule 13e-4.
     [ ] going-private transaction subject to Rule 13e-3.
     [ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [X]

         This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO dated June 5, 2003, as amended by Amendment No. 1, dated June 13, 2003 filed by Gabelli Asset Management Inc., a New York corporation, referred to below as Gabelli or the Company, with the Securities and Exchange Commission in connection with its offer to purchase up to 800,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, of its Class A common stock, par value $.001 per share, at a price not greater than $31.75 nor less than $28.00 per share, net to the seller in cash, without interest, as specified by stockholders tendering their shares upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 5, 2003, and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the tender offer.

         This Amendment No. 2 to Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended.

         The information contained in the Company's Schedule TO and Amendment No. 1 thereto, and in the Offer to Purchase and the Letter of Transmittal, copies of which were previously filed with Schedule TO as exhibits (a)(1)(A) and (a)(1)(B), respectively, is incorporated herein by reference in response to all the items of this Amendment No. 2 to Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein.



ITEM 4.       TERMS OF THE TRANSACTION.

         Item 4 of the Schedule TO is hereby amended and supplemented by adding the following language:

         The tender offer expired at 5:00 p.m., New York City time, on Monday, July 7, 2003. A total of 105 shares of Class A common stock were properly tendered (and not withdrawn) and accepted for purchase by the Company at a purchase price of $31.75 per share.

ITEM 11.      ADDITIONAL INFORMATION

         Item 11 of the Schedule TO is hereby amended and supplemented by adding the following language:

         On July 8, 2003 Gabelli issued a press release announcing the final results of the tender offer which expired on July 7, 2003. The press release is filed as Exhibit (a)(5)(C) to this Amendment No. 2 to Schedule TO and is incorporated herein by reference.



ITEM 12.      EXHIBITS.

         Item 12 of Schedule TO is hereby amended and supplemented by adding Exhibit (a)(5)(C).

         (a)(1)(A)    Offer to Purchase, dated June 5, 2003*
         (a)(1)(B)    Letter of Transmittal*
         (a)(1)(C)    Notice of Guaranteed Delivery*
         (a)(1)(D) Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated June 5, 2003*
         (a)(1)(E) Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated June
                      5, 2003*
         (a)(1)(F) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*
         (a)(2)       Not applicable
         (a)(3)       Not applicable
         (a)(4)       Not applicable
         (a)(5)(A)    Press Release, dated June 3, 2003*
         (a)(5)(B) Letter to stockholders from the Vice President, General Counsel and Secretary of Gabelli Asset Management Inc., dated June 5, 2003*
         (a)(5)(C)    Press Release, dated July 8, 2003
         (b)          Not applicable
         (d)(1) Note Purchase Agreement, dated as of August 14, 2001, among Gabelli Asset Management Inc., Cascade Investment LLC, Mario J. Gabelli, Gabelli Group Capital Partners, Inc., Rye Holdings, Inc., and Rye Capital Partners, Inc. (incorporated by reference to Exhibit 1.1 to the Company's Form 10-Q/A for the quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 16, 2001)
         (d)(2) Convertible Promissory Note, dated as of August 14, 2001, of Gabelli Asset Management Inc. (incorporated by reference to Exhibit 1.2 to the Company's Form 10-Q/A for the quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 16, 2001)
         (d)(3) Registration Rights Agreement, dated as of August 14, 2001, between Gabelli Asset Management Inc. and Cascade Investment LLC (incorporated by reference to Exhibit 4.1 to the Company's Form 10-Q/A for the quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 16, 2001)
         (d)(4) Purchase Contract Agreement, dated as of February 6, 2002, between Gabelli Asset Management Inc. and The Bank of
                      New York, as Purchase Contract Agent (incorporated by reference to Exhibit 4.4 to the Company's Report on
                      Form 8-K dated February 8, 2002, filed with the Securities and Exchange Commission on February 8, 2002)
         (d)(5)       Form of Income PRIDES Certificate (included in Exhibit
                      (d)(4)) (incorporated by reference to Exhibit 4.5 to the Company's Report on Form 8-K dated February 8, 2002, filed with the Securities and Exchange Commission on February 8, 2002)
         (d)(6)       Form of Growth PRIDES Certificate (included in Exhibit
                      (d)(4)) (incorporated by reference to Exhibit 4.6 to the Company's Report on Form 8-K dated February 8, 2002, filed with the Securities and Exchange Commission on February 8, 2002)
         (d)(7) Pledge Agreement, dated as of February 6, 2002, among Gabelli Asset Management Inc., JPMorgan Chase Bank, as Collateral Agent, and The Bank of New York, as Purchase Contract Agent (incorporated by reference to Exhibit 4.7 to the Company's Report on Form 8-K dated February 8, 2002, filed with the Securities and Exchange Commission on February 8, 2002)
         (d)(8) Remarketing Agreement, dated as of February 6, 2002, among Gabelli Asset Management Inc., The Bank of New York, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Agent (incorporated by reference to Exhibit 4.8 to the Company's Report on Form 8-K dated February 8, 2002, filed with the Securities and Exchange Commission on February 8, 2002)
         (d)(9) Gabelli Asset Management Inc. 1999 Stock Award and Incentive Plan (incorporated by reference to Exhibit
                      10.4 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (File No. 333-51023), filed with the Securities and Exchange Commission on February 10,
                      1999)
         (d)(10) Gabelli Asset Management Inc. 2002 Stock Award and Incentive Plan (incorporated by reference to Exhibit A to the Company's Proxy Statement on Form 14A, dated April 30, 2002, filed with the Securities and Exchange Commission on April 30, 2002)
         (g)          Not applicable
         (h)          Not applicable


____________________
*   Previously filed on Schedule TO

                                   SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     GABELLI ASSET MANAGEMENT INC.


                                     By:  /s/ James E. McKee
                                        __________________________________
                                        Name: James E. McKee
                                        Title: Vice President, General Counsel
                                               & Secretary


Dated:  July 8, 2003

                                 EXHIBIT INDEX

EXHIBIT NUMBER       DESCRIPTION
--------------       -----------

(a)(1)(A)          Offer to Purchase, dated June 5, 2003*
(a)(1)(B)          Letter of Transmittal*
(a)(1)(C)          Notice of Guaranteed Delivery*
(a)(1)(D)          Letter to brokers, dealers, commercial banks, trust
                   companies and other nominees, dated June 5, 2003*
(a)(1)(E) Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated June 5, 2003*
(a)(1)(F) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*
(a)(2)             Not applicable
(a)(3)             Not applicable
(a)(4)             Not applicable
(a)(5)(A)          Press Release, dated June 3, 2003*
(a)(5)(B) Letter to stockholders from the Vice President, General Counsel and Secretary of Gabelli Asset
                   Management Inc., dated June 5, 2003*
(a)(5)(C)          Press Release, dated July 8, 2003
(b)                Not applicable
(d)(1) Note Purchase Agreement, dated as of August 14, 2001, among Gabelli Asset Management Inc., Cascade Investment LLC, Mario
                   J. Gabelli, Gabelli Group Capital Partners, Inc., Rye Holdings, Inc., and Rye Capital Partners, Inc. (incorporated by reference to Exhibit 1.1 to the Company's Form 10-Q/A for the quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 16, 2001)
(d)(2) Convertible Promissory Note, dated as of August 14, 2001, of Gabelli Asset Management Inc. (incorporated by reference to
                   Exhibit 1.2 to the Company's Form 10-Q/A for the quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 16, 2001)
(d)(3) Registration Rights Agreement, dated as of August 14, 2001, between Gabelli Asset Management Inc. and Cascade Investment LLC (incorporated by reference to Exhibit 4.1 to the Company's Form 10-Q/A for the quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 16, 2001)
(d)(4) Purchase Contract Agreement, dated as of February 6, 2002, between Gabelli Asset Management Inc. and The Bank of New York, as Purchase Contract Agent (incorporated by reference to Exhibit 4.4 to the Company's Report on Form 8-K dated February 8, 2002, filed with the Securities and Exchange Commission on February 8, 2002)
(d)(5)             Form of Income PRIDES Certificate (included in Exhibit
                   (d)(4)) (incorporated by reference to Exhibit 4.5 to the Company's Report on Form 8-K dated February 8, 2002, filed with the Securities and Exchange Commission on February 8,
                   2002)
(d)(6)             Form of Growth PRIDES Certificate (included in Exhibit
                   (d)(4)) (incorporated by reference to Exhibit 4.6 to the Company's Report on Form 8-K dated February 8, 2002, filed with the Securities and Exchange Commission on February 8,
                   2002)
(d)(7)             Pledge Agreement, dated as of February 6, 2002, among
                   Gabelli Asset Management Inc., JPMorgan Chase Bank, as Collateral Agent, and The Bank of New York, as Purchase Contract Agent (incorporated by reference to Exhibit 4.7 to the Company's Report on Form 8-K dated February 8, 2002, filed with the Securities and Exchange Commission on
                   February 8, 2002)
(d)(8) Remarketing Agreement, dated as of February 6, 2002, among Gabelli Asset Management Inc., The Bank of New York, as Purchase Contract Agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Remarketing Agent (incorporated by reference to Exhibit 4.8 to the Company's Report on Form 8-K dated February 8, 2002, filed with the Securities and Exchange Commission on February 8,
                   2002)
(d)(9) Gabelli Asset Management Inc. 1999 Stock Award and Incentive Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (File No. 333-51023), filed with the Securities and Exchange Commission on February 10, 1999)
(d)(10) Gabelli Asset Management Inc. 2002 Stock Award and Incentive Plan (incorporated by reference to Exhibit A to the Company's Proxy Statement on Form 14A, dated April 30, 2002, filed with the Securities and Exchange Commission on April 30,
                   2002)
(g)                Not applicable
(h)                Not applicable


____________________
*   Previously filed on Schedule TO